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                                                                     EXHIBIT 8.1


                    [Gibson, Dunn & Crutcher LLP Letterhead]


                                  July 7, 1999

(213) 229-7000                                                     C 42376-00232


Intel Corporation
2200 Mission College Blvd.
Santa Clara, California 95052

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel for Intel Corporation, a Delaware corporation ("Intel"), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of March 4, 1999, (the "Merger Agreement") by and among Intel, Level One Communications, Incorporated ("Level One"), and Intel RSW Corporation, a wholly-owned subsidiary of Intel incorporated in Delaware ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Level One (the "Merger"), and Level One will become a wholly-owned subsidiary of Intel. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").
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Intel Corporation
July 7, 1999
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     You have requested our opinion regarding certain United States federal income tax consequences of the Merger and the accuracy of the discussion under the caption "The Merger -- Material Federal Income Tax Consequences" in the Prospectus (as hereinafter defined). In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (which contains a prospectus and proxy statement of Intel and Level One (the "Prospectus")) (the "Registration Statement") and such other documents pertaining to the Merger as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have also assumed (without any independent investigation):

     1. The truth and accuracy of the statements, covenants, representations and warranties contained in the Merger Agreement, in the representations received from Intel, Merger Sub and Level One (the "Tax Representation Letters") and in all other instruments and documents related to the formation, organization and operation of Intel, Merger Sub and Level One;

     2. The authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof;

     3. The performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provision thereof;

     4. The accuracy of any representation or statement made "to the best of knowledge" or similarly qualified without such qualification; and

     5.   The reporting of the Merger as a reorganization, within the meaning of
Section 368(a) of the Code, by Intel and Level One in their respective federal income returns.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Registration Statement and the Tax Representation Letters are true and correct as of the effective time of the Merger, then for federal income tax purposes we are of the opinion that:
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Intel Corporation
July 7, 1999
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          (i)    The Merger will be treated as a reorganization within the
meaning of Section 368(a) of the Code, and each of Intel, Level One and Merger Sub will be a party to a reorganization within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by a Level One stockholder upon the receipt of Intel common stock solely in exchange for Level One common stock in the Merger, except for gain arising from the receipt of cash in lieu of fractional shares;

          (iii) The aggregate tax basis of the Intel common stock received by a Level One stockholder in the Merger, including any fractional share of Intel common stock for which cash is received, will be the same as the aggregate tax basis of the Level One common stock exchanged for the Intel stock;

          (iv) The holding period of the Intel common stock received by Level One stockholder in the Merger will include the period for which the Level One common stock exchanged therefor was considered to be held, provided that such Level One common stock was held as a capital asset at the time of the Merger;

          (v) A Level One stockholder receiving cash instead of a fractional share of Intel common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share; and

          (vi) Neither Intel nor Level One will recognize gain or loss solely as a result of the Merger.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully asset a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).
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Intel Corporation
July 7, 1999
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     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if any of the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "The Merger -- Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   /s/ Gibson, Dunn & Crutcher LLP

                                   Gibson, Dunn & Crutcher LLP

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